Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HCA-Hospital Corporation of America Nonqualified Initial Option Plan, HCA Inc. 2000 Equity Incentive Plan and HCA 2005 Equity Incentive Plan of our reports dated February 17, 2011, with respect to the consolidated financial statements of HCA Holdings, Inc. and the effectiveness of internal control over financial reporting of HCA Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
May 2, 2011